Exhibit 10.2

DATED [                        ]

[EMPLOYEE] (1)
- and –
ARDEL TRUST COMPANY (GUERNSEY) LIMITED (2)
- and –
ENDAVA LIMITED (3)

___________________________________________
JOINT SHARE OWNERSHIP DEED
___________________________________________

1.	DEFINITIONS AND INTERPRETATION	1

2.	ACQUISITION OF SHARES	4

3.	OWNERSHIP OF SHARES	4

4.	PAYMENT OF DIVIDENDS AND OTHER DISTRIBUTIONS	5

5.	VOTING AND OTHER RIGHTS ATTACHING TO THE SHARES	6

6.	EFFECT OF CERTAIN EVENTS ON THIS DEED	6

7.	EFFECT OF THE OCCURRENCE OF A TRIGGER EVENT	7

8.	EMPLOYMENT RIGHTS AND INDEMNITY	8

9.	DEALING RESTRICTIONS	9

10	ENTIRE AGREEMENT	9

11.	WAIVER	9

12.	SEVERABILITY OF PROVISIONS	10

13.	NO ASSIGNMENT	10

14.	COUNTERPARTS	10

15.	THIRD PARTY RIGHTS	10

16.	DATA PROTECTION	10

17.	GOVERNING LAW	10

18.	AMENDMENTS	10

19.	ADMINISTRATION	11

20.	NOTICES	11

SCHEDULE 1 Form of Written Notice		12

THIS DEED is dated the [    ] day of [    ]
BETWEEN:

(1)	[EMPLOYEE] of [ ] (“the Employee”);

(2)	ARDEL TRUST COMPANY (GUERNSEY) LIMITED whose registered address is at PO Box 175, Frances House, Sir William Place, St Peter Port, Guernsey GY1 4HQ (“the Trustee”); and

(3)	ENDAVA LIMITED (company number 5722669) whose registered office is at 125 Old Broad Street, London EC2N 1AR (“the Company”).
BACKGROUND

A.
The Trustee is the trustee of the [Endava Limited] Employee Benefit Trust (“EBT”) established by the Company and reference to the Trustee shall include reference to the trustee from time to time of the EBT.

B.	The Employee is an employee/director of a Group Company.

C.
The Employee and the Trustee have purchased [                      ] ordinary shares of £0.10 each in the capital of the Company (“the Shares”) together beneficially on a joint basis as tenants in common for the aggregate sum of £[                      ] and have contributed funds and are holding their interests in the proportions and subject to the terms and conditions set out below.

D.
The unrestricted market value (for tax purposes) of the Employee’s interest in the Shares as at today’s date has been estimated by Grant Thornton UK LLP as [nil] tbc and agreed by the Company and the Employee.

TERMS AGREED:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Deed (including the Background) unless the contrary intention appears, the following definitions and rules of construction apply:

“Accounts”	the audited consolidated financial statements of the Group or, at the Board’s absolute discretion, the consolidated management accounts of the Group, as prepared on a consistent basis;
“Admission”
the effective admission of Shares to the Official List of the UK Listing Authority or the effective admission to trading of such capital to the London Stock Exchange plc as a Recognised Investment Exchange or to any other recognised stock exchange wheresoever located (as defined in section 1137 of the Corporation Tax Act 2010) or the grant of permission for the Shares to be dealt in on AIM or admitted to trading on any market owned or operated by Plus Markets plc (including, without limitation, Plus-Listed or Plus-Quoted), and on any day that the Shares are so traded they shall be “Admitted”;

“AIM”	the AIM market of London Stock Exchange plc;
“Board”	the Board of Directors for the time being of the Company or a committee of it duly authorised for the purposes of this Deed;
“Business Day”	a day (excluding Saturdays, Sundays and public holidays) on which banks in the City of London are generally open for business;
“Group” or “Group Company”
the Company and all subsidiaries and any holding company of the Company from time to time where subsidiaries has the meaning given in the Companies Act 2006 but a company shall be treated for the purposes of the membership requirement contained in sub-sections 1159(1)(b) and (c), as a member of another company, even if its shares in that other company are registered in the name of (a) another person (or its nominee) whether by way of security or in connection with taking security or (b) its nominee;

“Internal Reorganisation”
any compromise, arrangement or offer which, in the reasonable opinion of the Board, having regard to the shareholdings in the Company and any acquiring company before and after the compromise, arrangement or offer and/or the consideration given for the acquisition of the JSOP Shares and/or any other matter which it considers relevant, is in the nature of an internal reorganisation or reconstruction of the Company;

“JSOP Shares”
[                       ] Shares including:
(a)      any other shares or securities that may be acquired in addition to or in place of such Shares being derived from this original holding as a result of any variation of share capital of the Company or Internal Reorganisation of the Company (including but not limited to any reconstruction, amalgamation or merger or the sub-division, consolidation or division of Shares), but not as a result of a rights issue (in which case clause 5.2 shall apply); and
(b)     bonus shares and dividend reinvestments relating to the Shares which are the subject matter of this Deed and any other property representing the same,

“Leaver”
an individual ceasing to be a director and/or employee of the Group where that individual does not continue (or is not immediately re-employed) as an employee or director of any member of the Group, and where an individual’s contract of employment or service contract with the Group Company is terminated with or without notice the individual's employment or service shall be deemed to cease on the date on which the termination takes effect;

“Market Value”
in respect of a JSOP Share:
(a)     save where (b) or (c) applies, on any date when Shares are Admitted, the average of the closing middle market quotations (expressed in £) for a Share for the preceding [five] tbc days that the Recognised Investment Exchange or market in question is open for business provided always that (i) if there is no such price for a Share on any day the last available price for the Shares shall be used instead and (ii) if in the reasonable opinion of the Board on any one or more of those days there is insufficient trading volume in the Shares for such quotation(s) to be a proper determination of market value, the Board shall choose one or more other preceding days for the determination of Market Value;
(b)     save where (c) applies, on any sale or transfer of a JSOP Share pursuant to clause 7.3, the Net Proceeds of Sale as defined in that clause;
(c)     on any sale or transfer of a JSOP Share pursuant to clause 7.2(b)(ii) or 7.3(b)(ii), PBT multiplied by six and divided by the number of Shares then in issue; or
(d)     save where any of (a) to (c) apply, the market value of a Share determined by the Board in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992;

“PBT”
the profit before taxation in £ sterling for the Group for the most recently completed financial year of the Company as determined from the most recent Accounts (as at the date of the Trigger Event) and stated as “[Profit before ordinary activities before taxation]”;

“Recognised Investment Exchange”	the meaning given to that term in section 285 of the Financial Services and Markets Act 2000;
“Shares”	all of the shares in issue in the capital of the Company from time to time and “Share” shall mean any of them;

“Share Sale”
the sale of (or a connected series of sales which in total amount to) 100% of the Shares in existence at the date of the Exit Event to a single purchaser or purchasers each acting in concert (as such phrase is defined in the ‘City Code of Takeovers and Mergers’) excluding a sale in connection with an Internal Reorganisation;

“Trigger Event”	the meaning given in clause 6.2.

1.2	references to clauses are to clauses of this Deed;

1.3	words importing gender include each gender;

1.4	references to persons include bodies corporate, firms and unincorporated associations and that person’s legal representatives and successors;

1.5	the singular includes the plural and vice versa;

1.6	headings are for convenience only and do not affect the interpretation of this Deed;

1.7	references to any enactment, statutory provision or regulation shall be deemed to include references to such enactment, provision or regulation as extended, re-enacted, modified or amended;

1.8	references to parties are to parties to this Deed and party means any one of them; and

1.9	references to this Deed include this Deed as amended or varied in accordance with its terms.

2.	ACQUISITION OF SHARES

2.1
The Trustee and the Employee have agreed to acquire the JSOP Shares by way of purchase and have together paid the sum of £[price paid for shares] (“the Consideration”) to [                            ] as consideration for such purchase.

2.2	The Consideration has been provided by the Trustee and the Employee in the following proportions:

Party	Amount
Trustee	£[ ]
Employee	£[10]

2.3	The JSOP Shares have been or will be legally entered into the register of shareholders of the Company in the sole name of the Trustee.

3.	OWNERSHIP OF SHARES

3.1
The purpose of this clause 3 is to describe and calculate the respective interests of the Employee and the Trustee in the JSOP Shares. The formula calculates the beneficial interest in each JSOP Share owned by the Employee and the Trustee from time to time, the effect being that the Employee’s interest in the JSOP Shares increases as the JSOP Shares increase in value from £[this will be the ‘hurdle’ value as determined by GT] per JSOP Share.

3.2
The Employee and the Trustee hereby agree that they own the unencumbered beneficial interest in the JSOP Shares for themselves as tenants in common so that the beneficial entitlement to the JSOP Shares belonging to each of the Employee and the Trustee on any date may be determined in accordance with the following method:

(a)	the Market Value shall be determined:

(i)	on the date of this Deed (in accordance with clause 3.1 above);

(ii)	on the date of any sale or transfer of the JSOP Shares or any interest in the JSOP Shares following a Trigger Event in the circumstances set out in clause 7; and

(iii)	on any other date on which the parties shall agree that the Market Value shall be determined,
(each a “Relevant Date”);

(b)
on the Relevant Date, the Trustee shall be beneficially entitled to such proportion of each JSOP Share as shall be calculated as a percentage (to two decimal places) with reference to the Relevant Date according to the following formula:

IMV	x 100
MV 2
Where:
IMV is £[this will be the ‘hurdle’ value as determined by GT]
MV2 is the Market Value (in £) of each JSOP Share at the Relevant Date;

(c)	on the Relevant Date, the Employee shall be beneficially entitled to such proportion calculated as a percentage (to two decimal places) of each of the JSOP Shares as shall not belong to the Trustee;

(d)
if on any Relevant Date the percentage calculated in accordance with (b) above is equal to or more than 99.9 then the Trustee shall be beneficially entitled to 99.9% of the JSOP Shares and the Employee shall be entitled to 0.1% of the JSOP Shares provided that in these circumstances where the value of 0.1% of the beneficial entitlement is more than £10, the Employee shall only be beneficially entitled to such percentage of the JSOP Shares as shall be equal in value to £10 and the Trustee shall be beneficially entitled to the remainder.

3.3
Subject to clauses 6 and 7 of this Deed, neither the Employee nor the Trustee shall transfer or create any rights in or over their interest in the JSOP Shares without the prior or contemporaneous written consent of the other. The JSOP Shares or any interest in the JSOP Shares can otherwise only be transferred or disposed of or otherwise dealt with pursuant to clauses 6 and 7 of this Deed.

4.	PAYMENT OF DIVIDENDS AND OTHER DISTRIBUTIONS
At all times while Shares remain jointly held pursuant to this Deed, all distributions, dividends and other capital or income derived from the JSOP Shares, including on any liquidation or winding up of the Company, shall be paid to and shall belong to the Trustee who will be entitled to receive and retain such sums absolutely for its own benefit (notwithstanding any relevant beneficial interest in the JSOP Shares that the Employee may hold at the time and, for the avoidance of doubt, the Trustee may agree with the Company to waive any such dividends).

5.	VOTING AND OTHER RIGHTS ATTACHING TO THE SHARES

5.1
Subject to the remainder of this clause 5, if the Trustee receives notification of any voting at any meeting of the Company or otherwise, the Trustee shall notify the Employee and they may agree between themselves, such agreement to be confirmed in writing (which may be coordinated and facilitated by the Company), how the votes attaching to the JSOP Shares shall be exercised. In the absence of agreement or of agreement in time to submit a proxy vote, the Trustee shall be entitled to exercise all voting and similar rights attaching to the JSOP Shares as it in its absolute discretion thinks fit and the Employee shall not take any action in relation to any voting in relation to the JSOP Shares at such meeting of the Company or otherwise.

5.2
If the Trustee receives notification of a rights issue in respect of the JSOP Shares, the Trustee shall notify the Employee and they may agree between themselves, such agreement to be confirmed in writing, that the Trustee shall be put in funds (some or all of which may be provided by the Employee) sufficient to take up the rights to the extent agreed and the shares received shall not form part of the JSOP Shares but shall be held by the Trustee for the Trustee and the Employee as nearly as may be in proportion to the proportion of the funds contributed by the Trustee and the Employee to fund the take up of the rights. In the absence of any such agreement by the date the Trustee considers it appropriate to respond to the rights issue, the Trustee shall sell sufficient of the rights (nil paid) to fund the exercise of the balance of the rights. For the avoidance of doubt, the Trustee shall have the right, but shall never be required, to fund the take up of any such rights issues out of the assets of the EBT.

6.	EFFECT OF CERTAIN EVENTS ON THIS DEED

6.1
The purpose of this clause 6 and clause 7 is to define certain events which bring to an end the joint ownership arrangement with the Trustee. Clause 6 defines these events and clause 7 details the consequences of each event.

6.2	Clause 7 shall apply on the occurrence (“Trigger Event”) of any of the following events (an earlier event taking precedence over a later event):

(a)	a Share Sale;

(b)	post Admission, the Employee gives to the Company and the Trustee a written notice in the form of Schedule 1 hereto in respect of all JSOP Shares;

(c)	the expiry of 25 years from the date of this Deed.

6.3	The Employee and the Trustee each agree to give the other notice of the occurrence of any event in 6.2(a) or 6.2(b) above as soon as reasonably practicable after becoming aware of it.

7.	EFFECT OF THE OCCURRENCE OF A TRIGGER EVENT

7.1
Subject to clause 9, on the date of any Trigger Event within (b) or (c) above the Trustee shall have the option to acquire the beneficial interest belonging to the Employee in the JSOP Shares, which option may be exercised by giving notice of the desire to exercise the option to the Employee at any time from the date of the Trigger Event. Subject to the provisions of this clause 7, the Trustee shall pay to the Employee the option price (“Option Price”) (as soon as reasonably practicable after it is possible to determine the Option Price) calculated in accordance with clause 7.2 below.

7.2	The Option Price shall be as follows:

(a)
if the Trigger Event shall arise as a result of the event specified in sub-clause 6.2(b) and the Employee is not a Leaver before the date of the Trigger Event then the Option Price shall be such proportion of the Market Value at the date of the Trigger Event of the JSOP Shares to which the Employee is beneficially entitled calculated using the method set out in clause 3.2(b) above;

(b)
if the Trigger Event shall arise as a result of the event specified in sub-clause 6.2(b) and the Employee has become a Leaver before the date of the Trigger Event then the Option Price for the JSOP Shares under option shall be the lower of (taking into account here the effect of any Internal Reorganisation when comparing respective Market Values) (i) such proportion of the Market Value of the JSOP Shares under option to which the Employee is beneficially entitled, calculated using the method set out in clause 3.2(b) above (taking the Relevant Date for the purposes of calculating “MV2” as the date of the Trigger Event), and (ii) such proportion of the Market Value of the JSOP Shares under option to which the Employee is beneficially entitled, calculated using the method set out in clause 3.2(b) above, but here taking the Relevant Date for the purposes of calculating “MV2” as the date of becoming a Leaver;

(c)	if the Trigger Event shall arise as a result of the event specified in sub-clause 6.2(c) then the Option Price for the JSOP Shares shall be £10;

7.3
On and from the date of any Trigger Event, and if and for so long as the Trustee shall not have exercised the option referred to in clause 7.1 (if relevant), the Trustee shall use reasonable endeavours (subject always to clause 9) to make such arrangements to sell the JSOP Shares as soon as reasonably practicable [(subject, in all cases, to the Trustee having regard to (including advice received in relation to) the orderly marketing and disposal of such JSOP Shares and the Employee and the Company agree that there shall be no obligation on the Trustee to sell within a specific time frame where the Trustee has regard to such matters, other than (for the avoidance of doubt) in a case where there has been a Share Sale and the Trustee is selling the JSOP Shares in connection with that Share Sale)] tbc. The net proceeds of sale, after the deduction of all expenses and any taxes directly relating to that sale (which shall not, for the avoidance of doubt, include any capital gains tax or other tax on profit arising from such sale) (“Net Proceeds of Sale”) shall be held and distributed by the Trustee for the Trustee and the Employee (as soon as reasonably practicable after it is possible to determine how such proceeds should be distributed in accordance with this clause) as follows:

(a)
if the Trigger Event shall arise as a result of the events described in sub-clauses 6.2(a) or (b) and the Employee is not a Leaver before the date of the Trigger Event then the Net Proceeds of Sale shall be held and distributed in the proportions to which the Employee and Trustee are beneficially entitled calculated using the method set out in clause 3.2(b) above;

(b)
if the Trigger Event shall arise as a result of the event specified in sub-clause 6.2(a) or (b) and the Employee has become a Leaver before the date of the Trigger Event then the fraction of the Net Proceeds of Sale that shall be due and distributed to the Employee shall be the lower of (taking into account here the effect of any Internal Reorganisation when comparing respective Market Values) (i) such proportion of the Market Value of the JSOP Shares to which the Employee is beneficially entitled, calculated using the method set out in clause 3.2(b) above (taking the Relevant Date for the purposes of calculating “MV2” as the date of the Trigger Event), and (ii) such proportion of the Market Value of the JSOP Shares to which the Employee is beneficially entitled, calculated using the method set out in clause 3.2(b) above, but here taking the Relevant Date for the purposes of calculating “MV2” as the date of becoming a Leaver;

(c)	if the Trigger Event shall arise as a result of an event specified in sub-clause 6.2(c) then the Net Proceeds of Sale shall be held as to £10 for the Employee and the remainder for the Trustee.

7.4
In any case where the Trustee becomes entitled under the terms of this Deed to acquire the Employee’s interest in a JSOP Share from the Employee, or where the Trustee sells the JSOP Shares pursuant to clause 7.3, the Employee hereby irrevocably appoints the Trustee as his attorney with power on his behalf to do all things and sign all documents to ensure that the transfer is completed.

7.5
Where the Trustee exercises its option under clause 7.1 over, or there is a sale of, the JSOP Shares, this Deed (other than the indemnity in clause 8.5) shall terminate on the date of payment or distribution of the Option Price or of other amounts due pursuant to this clause 7 (but for the avoidance of doubt this Deed shall not otherwise terminate in relation to the JSOP Shares).

8.	EMPLOYMENT RIGHTS AND INDEMNITY

8.1	This Deed shall not form part of the Employee’s entitlement to remuneration or benefits pursuant to his contract of employment.

8.2	The rights and obligations of the Employee under the terms of his contract of employment with any member of the Group (present or past) shall not be affected by this Deed.

8.3
The rights or opportunity given to the Employee under this Deed shall not give the Employee any rights or additional rights to compensation or damages in consequence of the loss or termination of his office or employment with any present or former member of the Group for any reason whatsoever (whether or not the termination is ultimately held to be wrongful or unfair).

8.4
The Employee shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to acquire or retain the JSOP Shares, or any interest in the JSOP Shares pursuant to this Deed in consequence of the loss or termination of his office or employment with any present or former member of the Group for any reason whatsoever (whether or not the termination is ultimately held to be wrongful or unfair).

8.5
If the Employee shall have any tax, national insurance contribution or other fiscal liability arising in respect of the operation of any part of this Deed, including any payment made pursuant to it or its termination or the acquisition, the holding or disposal of any interest in JSOP Shares (“Tax Liability”), the Employee shall submit such returns or other notification as may be required by HM Revenue and Customs or the relevant taxing authorities and shall duly pay such Tax Liability. If the Trustee or any Group Company shall be required at any time or times (whether during the term of this Deed or after the Termination Date) to operate PAYE or to make any payments in respect of all or any part of any Tax Liability (including, for the avoidance of doubt, any employer’s national insurance contribution arising from any exercise of the option in clause 7.3, in which case the indemnity given by the Employee under this clause shall be in respect of the whole of such employer’s national insurance contribution liability), the Employee hereby indemnifies the Trustee or the Company (on behalf of the Group) on an after-tax basis in respect of such PAYE or Tax Liability and hereby authorises the Trustee or any member of the Group to sell such number of JSOP Shares and to make such deductions from such proceeds of sale or to make deductions from any other amounts due or payable to the Employee whether under this Deed or otherwise.

8.6	The Employee and the Company agree to enter into an election under section 431 Income Tax (Earnings and Pensions) Act 2003 in relation to the JSOP Shares forthwith after execution of this Deed.

8.7
No participation in, or rights or benefits from, this Deed shall be taken into account for the purposes of the calculation of any amount payable to any pension fund or for the purposes of calculating any pensionable salary or other earnings related benefit of the Employee.

9.	DEALING RESTRICTIONS
If the Employee or the Trustee or both are restricted from transferring, procuring the transfer, issuing, receiving or dealing in JSOP Shares or any interest therein by reason of any statutory, regulatory or other legal provision or rule, the Articles of Association of the Company, or any other requirement or guidance issued by the UK Listing Authority or any share dealing code operated by or binding on the Company or on behalf of any other body relating to such dealings, the Employee or Trustee shall not be obliged to sell, transfer, procure the transfer of, or otherwise deal in the JSOP Shares until after such restrictions are lifted.

10.	ENTIRE AGREEMENT

10.1
This Deed and the documents referred to in it constitute the entire agreement and understanding between the parties hereto and supersede any previous Deed or agreement between them in relation to its subject matter.

10.2	Except as otherwise permitted by this Deed (including but not limited to clause 18), no change to its terms shall be effective unless it is in writing and signed by or on behalf of all parties.

11.	WAIVER
No failure or delay by any Group Company or the Company in exercising any right, power or privilege under this Deed shall operate as a waiver nor shall any single or partial exercise preclude any further exercise of any right, power or privilege under this Deed or otherwise.

12.	SEVERABILITY OF PROVISIONS
If any provision of this Deed shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall not affect the other part of that provision or the other provisions of this Deed which shall remain in full force and effect.

13.	NO ASSIGNMENT
This Deed is personal to the parties and may not be assigned except in respect of the Employee to his personal representatives or in respect of the Trustee who may appoint additional or successor trustees of the EBT to act jointly with the Trustee or in place of the Trustee.

14.	COUNTERPARTS
This Deed may be executed as two or more documents in the same form and execution by all of the parties of at least one of such documents will constitute due execution of this Deed. All counterparts when executed and delivered will be an original, but all counterparts will together constitute one and the same Deed.

15.	THIRD PARTY RIGHTS
A person other than a member of the Group who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed. This clause does not affect any right or remedy of any person that exists or is available otherwise than pursuant to the Contracts (Rights of Third Parties) Act 1999.

16.	DATA PROTECTION
The Employee agrees with and grants his consent to the Company and the Trustee to the collection, use, retention and processing of any personal data for all purposes connected with the operation of this Deed, including but not limited to the Employee’s date of birth, home address, telephone number, e-mail address and National Insurance number (or equivalent). The Company and the Trustee agree to use such personal data in accordance with the data protection principles set out in the Data Protection Act 1998.

17.	GOVERNING LAW
This Deed will be governed by and in accordance with English law. Each party irrevocably agrees to submit to the non-exclusive jurisdiction of the courts of England in relation to any claim or matter arising out of or in connection with this Deed.

18.	AMENDMENTS
The Board, with the consent of the Trustee, may at anytime and from time to time make any minor amendments to this Deed which it thinks necessary or appropriate if they are to benefit the administration of this Deed or are amendments to take account of a change in legislation or regulatory law or relevant accounting practice or principles or are to obtain or maintain favourable tax, exchange, control or regulatory treatment for the Employee, the Trustee or any member of the Group. No alteration may be made under this clause 18 which would materially increase the liability of the Employee or the Company or the Trustee which would materially increase or decrease the value of the Employee’s subsisting rights under this Deed (including, but not limited to, the basis for adjusting the Employee’s interest in JSOP Shares following any variation, reorganisation or sale referred to in the definition of that term) without the approval of the person concerned.

19.	ADMINISTRATION

19.1
The Company hereby appoints the Trustee as agent for PAYE purposes (the Company agreeing to indemnify and hold harmless the Trustee in respect thereof) in relation to the administration or collection of any PAYE arising from any matter or transaction contemplated by this Deed. Any PAYE so collected or withheld by the Trustee shall be remitted to the relevant employing Group Company (as directed by the Company to the Trustee) as soon as reasonably practicable. For the avoidance of doubt, the Trustee shall not be obliged to set up or operate any payroll or other similar procedures in connection with its appointment as agent under this clause and the Company and any other employing Group Company will provide to the Trustee such information as the Trustee may reasonably require in relation to such administration or collection of any PAYE.

19.2	If any dispute arises from the operation of this Deed the matter shall be decided by the Board whose decision shall be final and binding on the parties hereto.

20.	NOTICES

20.1	Any notice or other communication under or in connection with this Deed may be given:

(a)	by personal delivery; or

(b)	by sending by post and if by first-class post, it shall be deemed to have been received 48 hours after it was put into the post properly addressed and stamped; or

(c)
by electronic transmission, which shall include but not be limited to email and fax, and shall be treated as duly given when actually received (or in the case of an email, opened, save that an email shall not be treated as received if the recipient notifies the sender that it has not been opened because it contains a warning or caution that it could contain or be subject to, a virus or other computer programme which could alter, damage or interfere with any computer software or email)

in the case of a company to its registered office or to the Company Secretary and in the case of an individual to the last known address, or where the individual is a current director or employee of a Group Company, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment.

SCHEDULE 1
Form of Written Notice

To:	ARDEL TRUST COMPANY (GUERNSEY) LIMITED
ENDAVA LIMITED

Re:	JSOP SHARES

From:	[EMPLOYEE]
Dated:
I hereby give you notice pursuant to clause 6.2(b) of the Joint Share Ownership Deed between us dated [                  ] (“the Deed”).

Signed

Full name and contact details:

IN WITNESS whereof the parties have executed this instrument as a deed on the date specified above.

SIGNED as a Deed	)
by [EMPLOYEE]	)
in the presence of:	)

Witness signature
Witness name
Witness address

Witness occupation

EXECUTED above on behalf of ARDEL TRUST COMPANY (GUERNSEY) LIMITED
acting by a director,	)
in the presence of:	)
) Director

Witness signature
Witness name
Witness address

Witness occupation

EXECUTED above on behalf of ENDAVA LIMITED
acting by a director,	)
in the presence of:	)
) Director

Witness signature
Witness name
Witness address

Witness occupation